Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Avado Brands, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-49748, 33-68978, 333-3764, 333-3736, 333-56138 and
333-74422) and the registration statement on Form S-3 (No. 333-25205) of Avado Brands, Inc. of our report dated March 25, 2002, relating to the consolidated balance sheets of Avado Brands, Inc. as of December 30, 2001 and December 31, 2000 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2001, which report appears in the December 30, 2001 annual report on Form 10-K of Avado Brands, Inc.


KPMG

Atlanta, Georgia
April 1, 2002